Exhibit 8.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

November 25, 2014

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the issuance and delivery of (i) $2,700,000 aggregate face amount of Autocallable Equity Linked Notes due November 25, 2016 Linked to Gilead Sciences Inc. (the “2016 Notes”) as described in the Pricing Supplement dated November 20, 2014 (the “2016 Notes Pricing Supplement”) and (ii) $2,000,000 aggregate face amount of Redeemable Step-Up Coupon Notes, Series A, due November 26, 2024 (the “2024 Notes” and, together with the 2016 Notes, the “Notes”) as described in the Pricing Supplement dated November 21, 2014 (the “2024 Notes Pricing Supplement”), each related to the Prospectus Supplement dated September 25, 2012 and the Prospectus dated May 4, 2012 contained in or deemed to be part of the Registration Statement on Form F-3 (File No. 333-180771) of the Bank (the “Registration Statement”).

We hereby confirm to you that:

1) the statements of U.S. tax law set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the 2016 Pricing Supplement constitute a fair and accurate summary of the material United States tax consequences of owning the 2016 Notes, subject to the limitations and exceptions set forth in the 2016 Pricing Supplement; and

2) the statements of U.S. tax law set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the 2024 Pricing Supplement constitute a fair and accurate summary of the material United States tax consequences of owning the 2024 Notes, subject to the limitations and exceptions set forth in the 2024 Pricing Supplement.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

CIBC

November 25, 2014

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to this filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

ESB:JJC